Exhibit 10.25

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

Execution Version

COLLABORATION AGREEMENT

This Collaboration Agreement (the “Agreement”) is entered into as of September 14, 2010 (the “Effective Date”) by and between AMBIT BIOSCIENCES CORPORATION, a Delaware corporation with its principal place of business located at 4215 Sorrento Valley Blvd., San Diego, California 92121 (“Ambit”), and GENOPTIX, INC., a Delaware corporation with its principal place of business located at 1811 Aston Avenue, Carlsbad, California 92008 (“Genoptix”). Ambit and Genoptix are also herein designated individually as “Party” and collectively as “Parties.”

RECITALS

WHEREAS, Ambit is engaged in the research and development of a small molecule FLT3 kinase inhibitor known as AC220 for the treatment of cancer;

WHEREAS, Genoptix is engaged in the development and commercialization of medical laboratory tests and performance of medical laboratory testing services;

WHEREAS, the submission and approval of a PMA for a companion diagnostic test for AC220 is a regulatory requirement for the approval of the NDA for AC220; and

WHEREAS, Ambit has already separately engaged Genoptix pursuant to the Master Service Agreement between the Parties effective on May 25, 2009 (the “MSA”) to provide genotyping services to support patient selection in certain clinical trials of AC220, and now wishes to engage Genoptix to develop, validate, and seek PMA approval for a companion diagnostic test for AC220 on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1 “AC220” means the small molecule FLT3 kinase inhibitor discovered by Ambit that is currently in clinical development for AML.

1.2 “AC220-002 and AC220-003 Clinical Trials” mean the clinical trials with AC220 in ITD-Positive and ITD-Negative patients, respectively, which are being conducted by Ambit to support a NDA filing for AC220.

1.3 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting securities of such entity, or by contract or otherwise.

1.4 “Ambit Indemnitees” shall have the meaning set forth in Section 11.3.

1.5 “AML” means acute myeloid leukemia.

1.6 “Assay” means […***…].

1.7 “Base Royalty Amount” shall have the meaning set forth in Section 6.2(b).

1.8 “BioPharm Services” means the full-service hematology/oncology laboratory services provided by Genoptix to support research and development activities for biopharmaceutical companies, including support of clinical trials.

1.9 “CDER” means the FDA’s Center for Drug Evaluation and Research or any successor thereto that is responsible for overseeing the NDA review and approval process.

1.10 “CDRH” means the FDA’s Center for Devices and Radiological Health or any successor thereto that is responsible for overseeing the PMA review and approval process.

1.11 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement to develop (including conducting regulatory activities) and/or commercialize the Companion Diagnostic, the carrying out of such obligations or tasks with a level of efforts and resources consistent with the commercially reasonable practices of a similarly situated company for the active development or commercialization of a clinical diagnostic product with similar market potential at a similar stage of development or commercialization, including, without limitation, the following: (a) promptly assigning responsibility for such obligations to specific employee(s) who are held accountable for the progress and monitor such progress on an on-going basis, (b) setting and consistently seeking to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently making and implementing decisions and allocating resources designed to advance progress with respect to such objectives.

1.12 “Companion Diagnostic” means a laboratory developed test that uses the Assay and is intended to be marketed as an FDA-approved test (subject to FDA approval) to assist healthcare professionals in making treatment decisions for their AML patients based on the presence (“ITD-Positive”), or absence (“ITD-Negative”), of the internal tandem duplication (“ITD”) mutation in the FLT3 sequence of such patient. For clarification, “Companion Diagnostic” shall exclude any test described in Section 4.4.

1.13 “Companion Diagnostic Activities” means those activities associated with creating and executing the Companion Diagnostic Validation Plan and conducting regulatory activities involved in preparing and filing a PMA for the Companion Diagnostic, including any

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and all such activities performed prior to the Effective Date. The Companion Diagnostic Activities shall conclude upon PMA Approval.

1.14 “Companion Diagnostic Expenses” means those expenses that are included in the budget (including any amendment thereto) authorized by this Agreement or the JCDC under Section 6.1(a) for Companion Diagnostic Activities, that are incurred prior to PMA Approval and that are:

(a) invoiced by a Third Party for Companion Diagnostic Activities (including, without limitation, fees paid to FDA to submit the PMA, consultant fees, and reagent suppliers);

(b) incurred by a Party, as calculated based upon certain pre-defined FTE rates in such budget, for the number of hours of such Party spent on Companion Diagnostic Activities;

(c) depreciation as recorded under GAAP by a Party on capital equipment used in the Companion Diagnostic Activities recognized over the Regulatory Phase;

(d) […***…]; or

(e) reasonable travel expenses incurred in connection with attending meetings outside of San Diego County, California with the FDA or other Regulatory Authorities.

1.15 “Companion Diagnostic Validation Plan” means the protocol agreed upon by the JCDC as meeting the requirements and criteria set forth by the FDA for validating the Companion Diagnostic, as may be amended by agreement of the JCDC.

1.16 “Confidential Information” means, with respect to a Party, all information of such Party that is disclosed or made available to the other Party in connection with this Agreement, which may include, without limitation, specifications, know-how, trade secrets, technical information, drawings, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form, and shall include, without limitation, all information of a Party with respect to the subject matter of this Agreement disclosed or made available pursuant to the Non-Disclosure Agreement. Notwithstanding the foregoing, the material terms of this Agreement and all information generated pursuant to this Agreement with respect to the Companion Diagnostic, whether generated by one or both Parties, shall be deemed the Confidential Information of both Parties.

1.17 “Designated Party” means a Third Party of Ambit’s choosing, identified in writing to Genoptix in the written notice provided by Ambit under Section 5.1, to which Ambit wishes to have the Companion Diagnostic transferred pursuant to the provisions of Article 5.

1.18 “Developed IP” shall have the meaning set forth in Section 7.1.

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1.19 “Dispute” shall have the meaning set forth in Section 13.1.

1.20 “Dollars” or “$” means United States dollars.

1.21 “FDA” means the United States Food and Drug Administration, or any successor thereof.

1.22 “Field” shall have the meaning set forth in Section 5.3(a).

1.23 “FTE” means the equivalent of the work of one (1) full time employee or consultant of a Party for one (1) year (consisting of a total of eighteen hundred eighty (1,880) hours per year).

1.24 “GAAP” shall mean United States generally accepted accounting principles consistently applied and shall mean the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and applicable laws require that a party use IFRS.

1.25 “Genoptix Background IP” shall have the meaning set forth in Section 5.3(b).

1.26 “Genoptix Indemnitees” shall have the meaning set forth in Section 11.2.

1.27 “Genoptix Marks” shall have the meaning set forth in Section 7.6.

1.28 “Genoptix Retained Rights” shall have the meaning set forth in Section 5.3(a).

1.29 “IFRS” shall have the meaning set forth in Section 1.24.

1.30 “Indemnitees” shall have the meaning set forth in Section 11.4.

1.31 “Initial Commercialization Phase” shall have the meaning set forth in Section 4.1(b).

1.32 “ITD” shall have the meaning set forth in Section 1.12.

1.33 “ITD-Negative” shall have the meaning set forth in Section 1.12.

1.34 “ITD-Positive” shall have the meaning set forth in Section 1.12.

1.35 “JCDC” shall have the meaning set forth in Section 2.2(a).

1.36 “Laws” means all relevant laws, statutes, rules, regulations, guidelines, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.37 “Losses” shall have the meaning set forth in Section 11.1.

1.38 “MSA” shall have the meaning set forth in the recitals of this Agreement.

1.39 “NDA” means a New Drug Application, filed with the FDA pursuant to 21 C.F.R. §314 and Section 505(b)(1) of the United States Federal Food, Drug and Cosmetic Act, and as such may be amended from time to time.

1.40 “Net Sales” means the gross amount invoiced by Genoptix, its Affiliates or their respective licensees for sales or provision of the Companion Diagnostic to a Third Party less the following deductions:

(a) volume, quantity or other customary trade discounts, rebates, and allowances, to the extent actually allowed and taken by such Third Party and not otherwise recovered by or reimbursed to Genoptix, its Affiliates or their respective licensees including, without limitation, discounts, credits and rebates made or given with respect to Federal, state or foreign governmental programs (including Medicaid and Medicare or similar or successor programs), public or private hospitals and managed care entities or patient care organizations;

(b) credits, refunds and allowances actually given to customers on account of rejection or returns;

(c) sales and excise taxes, or import and export duties, tariffs or taxes or other governmental charges, imposed on and actually paid by Genoptix or its Affiliates or their respective licensees and included in the invoiced amount;

(d) actual bad debt for which Genoptix can document that it was reasonable and diligent in its efforts to collect payment (for the avoidance of doubt, any subsequent recovery on any such bad debt deducted from the Net Sales calculation will be reflected as an increase to Net Sales in the period of recovery); and

(e) transportation costs, including insurance and shipping, freight, and handling charges, to the extent included in the invoiced amount.

Sales between Genoptix, its Affiliates and their respective licensees shall be disregarded for purposes of calculating Net Sales except if such purchaser is an end user.

With respect to any sale of any Companion Diagnostic in a given country for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales under this Agreement, such Companion Diagnostic shall be deemed to be sold exclusively for money at the average Net Sales price charged to Third Parties for cash sales in such country during the applicable reporting period.

Net Sales shall be determined in accordance with those generally accepted accounting principles regularly employed by Genoptix, its Affiliates and their respective licensees, as applicable, with respect to the transactions in question.

1.41 “Non-Disclosure Agreement” means the Mutual Non-Disclosure Agreement between the Parties effective on January 27, 2009.

1.42 “Other Party Indemnitees” shall have the meaning set forth in Section 11.1.

1.43 “Owed Expenses” means […***…] of the total of all Companion Diagnostic Expenses paid by Ambit to Genoptix pursuant to Section 6.1(c) or (d).

1.44 “PMA” means either (i) a Premarket Approval application for a class III medical device, filed with the FDA pursuant to 21 C.F.R. §814 and Section 515 of the United States Federal Food, Drug and Cosmetic Act (“FDCA”), or (ii) a Premarket Notification filed with the FDA pursuant to Section 510(k) of the FDCA, each as such may be amended from time to time.

1.45 “PMA Approval” means approval by FDA of a PMA for the Companion Diagnostic.

1.46 “Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity that governs the approval of the NDA, PMA, or their foreign equivalent.

1.47 “Regulatory Phase” means the time period between the Effective Date and the PMA Approval.

1.48 “[…***…] Third Party License” means […***…].

1.49 “Term” shall have the meaning set forth in Section 12.1.

1.50 “Third Party” means any person or entity other than Ambit or Genoptix or an Affiliate of either of them.

1.51 “Third Party […***…]” means […***…].

1.52 “Transfer Notice” shall have the meaning set forth in Section 5.2.

ARTICLE 2

COLLABORATION; GOVERNANCE

2.1 Collaboration Overview. The Parties desire and intend to collaborate with respect to the development, validation and PMA Approval of the Companion Diagnostic on the terms and conditions set forth in this Agreement. It is intended that the Parties will utilize Genoptix’s expertise in developing medical laboratory tests, as well as the genotyping data generated by Genoptix or supplied by Ambit and patient samples collected by or on behalf of Ambit during the AC220-002 and AC220-003 Clinical Trials, to further develop and validate the

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Assay as a Companion Diagnostic and to seek PMA Approval for the Companion Diagnostic to support the approval of the NDA for AC220.

2.2 Joint Companion Diagnostic Committee.

(a) Purpose; Formation. Within thirty (30) days after the Effective Date, the Parties shall establish a Joint Companion Diagnostic Committee (the “JCDC”) to plan, direct, manage and coordinate all aspects of the Parties’ activities under this Agreement during the Regulatory Phase. Following the Regulatory Phase, Ambit will not have any role in planning, directing, managing or coordinating any aspect of Genoptix’s commercialization, provision or use of the Companion Diagnostic. The JCDC shall have only the powers assigned expressly to it under this Section 2.2 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement.

(b) Composition. Each Party shall appoint […***…] representatives, to the JCDC, each of whom shall be an employee of such Party with sufficient authority within such Party to make decisions within the scope of the JCDC’s responsibilities […***…]. Each Party may replace its JCDC representatives at any time upon written notice to the other Party. The JCDC may invite non-members (including consultants and advisors of a Party who are under an obligation of confidentiality consistent with this Agreement) to participate in the discussions and meetings of the JCDC, provided that such participants shall have no voting authority at the JCDC. The JCDC shall have a chairperson who shall be a JCDC representative designated by Ambit. The role of the chairperson shall be to convene and preside at meetings of the JCDC, but the chairperson shall have no additional powers or rights beyond those held by the other JCDC members.

(c) Specific Responsibilities. The JCDC shall be responsible for all decisions with respect to regulatory strategy, technical specifications, development timelines and budgets for the Companion Diagnostic. In particular, the JCDC shall:

(i) oversee the Companion Diagnostic Activities of the Parties under this Agreement, including reviewing and discussing the monthly updates provided by each Party pursuant to Section 2.2(e);

(ii) develop, review and approve the Companion Diagnostic Validation Plan and any amendment thereto;

(iii) review and approve any amendment to the budget for Companion Diagnostic Activities and any future budget with respect to Companion Diagnostic Activities;

(iv) discuss the requirements for PMA Approval, review and approve the PMA for the Companion Diagnostic and decide whether to file the PMA for the Companion Diagnostic, and coordinate regulatory matters with respect to the Companion Diagnostic;

(v) […***…];

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(vi) […***…];

(vii) […***…]; and

(viii) perform those other functions that are appropriate to further the purposes of this Agreement and are allocated to it in writing by the Parties.

(d) Meetings. The JCDC shall meet at least […***…] during the Regulatory Phase unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JCDC with at least seven (7) days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled JCDC meeting. The JCDC may either meet in person or by teleconference. Notwithstanding the foregoing, at least […***…] shall be in person unless the Parties mutually agree in writing to waive such requirement. In-person JCDC meetings shall be held at locations in San Diego County, California alternately selected by Ambit and by Genoptix, or at other locations agreed by the Parties. Each Party shall bear the expense of its respective JCDC members’ participation in JCDC meetings. Meetings of the JCDC shall be effective only if at least one (1) JCDC representative of each Party is present or participating in such meeting. The chairperson of the JCDC shall be responsible for preparing reasonably detailed written minutes of all JCDC meetings that reflect, without limitation, material decisions made at such meetings and a summary of the monthly updates provided by the Parties pursuant to Section 2.2(e). The JCDC chairperson shall send draft meeting minutes to each member of the JCDC for review and approval within five (5) business days after each JCDC meeting. Such minutes shall be deemed approved unless one or more members of the JCDC objects to the accuracy of such minutes within ten (10) business days of receipt.

(e) Monthly Updates. Each Party shall provide the JCDC with monthly updates on its activities under this Agreement. Ambit shall provide the JCDC with monthly updates on: (i) the AC220 development program timeline; (ii) the status of the AC220-002 and

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AC220-003 Clinical Trials and any changes relevant to sample logistics from such trials; and (iii) feedback on interactions with CDER concerning requirements for the Companion Diagnostic. Genoptix shall provide the JCDC with monthly updates on: (1) development and validation of the Companion Diagnostic; (2) status of preparation of the PMA for the Companion Diagnostic; (3) feedback on interactions with the CDRH concerning requirements for the Companion Diagnostic; and (4) any actual variances or expected variances to the approved budget for Companion Diagnostic Activities.

(f) Dissolution. The JCDC shall dissolve and cease to exist upon the earlier of: (i) the date mutually agreed by the Parties for such dissolution and cessation or (ii) PMA Approval.

2.3 Decision Making. Subject to this Section 2.3, all decisions of the JCDC shall be made by unanimous consent. The representatives from Ambit shall have, collectively, one (1) vote on behalf of Ambit and the representatives from Genoptix shall have, collectively, one (1) vote on behalf of Genoptix on all matters presented to the JCDC for resolution. The representatives of the JCDC shall attempt in good faith to reach consensus on all matters before the JCDC. In the event that the JCDC cannot, after such good-faith efforts, reach agreement on an issue within fifteen (15) business days, the issue shall be elevated to the chief executive officers (or their appointed representatives, who are not JCDC members) of Ambit and Genoptix, to seek in good faith an agreement on the issue. In the event such executives cannot resolve the issue within fifteen (15) business days of the dispute being submitted to them in writing, then […***…], taking into account the legitimate business issues of the matter at hand.

ARTICLE 3

DEVELOPMENT

3.1 Overview. The Parties shall collaborate in the development and validation of the Companion Diagnostic under the direction of the JCDC and pursuant to the Companion Diagnostic Validation Plan.

3.2 Genoptix Responsibilities. Genoptix shall use Commercially Reasonable Efforts to perform the activities reasonably required for the development and regulatory submission of a PMA to CDRH for the Companion Diagnostic, including, but not limited to:

(a) developing and validating the Assay as a Companion Diagnostic pursuant to the Companion Diagnostic Validation Plan;

(b) allocating Genoptix resources to the Companion Diagnostic Activities in accordance with the Companion Diagnostic Validation Plan;

(c) sourcing all reagents and materials (other than patient samples and genotyping data provided by Ambit) that are necessary to conduct the Companion Diagnostic Activities in accordance with the Companion Diagnostic Validation Plan;

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(d) managing all patient samples and genotyping data provided by Ambit to Genoptix or generated by Genoptix in connection with the Companion Diagnostic Activities in full accordance with the parameters governing informed consent, the MSA, the specifications of the Companion Diagnostic Validation Plan and all applicable Laws;

(e) preparing, for timely review by the JCDC, the PMA for the Companion Diagnostic, revising the PMA to take into account reasonable comments provided by the JCDC, and upon JCDC decision to file the PMA, submitting the PMA to CDRH substantially simultaneously with, but not later than ten (10) business days after, the NDA filing for AC220;

(f) leading all interactions with the CDRH division at FDA to seek PMA Approval, provided that Genoptix shall promptly provide Ambit with copies of all written communications to and from the CDRH with respect to the Companion Diagnostic, and shall provide Ambit with reasonable advance notice of any scheduled meetings with the CDRH and Ambit shall have the right to be present in any such meeting to the extent permitted by applicable Laws; and

(g) granting Ambit and its development and commercialization strategic partner for AC220 (which, as of the Effective Date, is Astellas Pharma Inc. and Astellas US LLC) the authority to cross-reference the PMA for the Companion Diagnostic so that Regulatory Authorities may access data from such PMA, under confidentiality and as required, to support review of the NDA for AC220.

3.3 Ambit Responsibilities. As between the Parties, Ambit shall be responsible for the development and regulatory submission of the NDA for AC220. Ambit shall, itself or in concert with its strategic partner for AC220, use commercially reasonable efforts to undertake the activities reasonably required for the development and regulatory submission of the NDA for AC220, including, but not limited to:

(a) leading all interactions with the CDER with respect to AC220 and promptly providing feedback to Genoptix from CDER with respect to AC220 that may influence the development of the Companion Diagnostic;

(b) providing to Genoptix, at no cost to Genoptix, all patient samples and genotyping data from the AC220-002 and AC220-003 Clinical Trials that are reasonably available to and controlled by Ambit, which samples and data (whether generated by Ambit or Genoptix) shall remain Ambit’s sole property or otherwise under Ambit’s control at all times and shall only be used by Genoptix to validate the Companion Diagnostic and support the filing of the PMA for the Companion Diagnostic; and

(c) granting Genoptix the authority to cross-reference the NDA for AC220 so that Regulatory Authorities may access clinical trial data from the NDA, under confidentiality and as required, to support review of the PMA for the Companion Diagnostic.

3.4 Standard of Conduct; Records. Each Party shall perform the Companion Diagnostic Activities for which it is responsible in good scientific manner and in compliance with all applicable Laws. Each Party shall maintain complete, current and accurate records of all work conducted by it under the Companion Diagnostic Validation Plan and all data and other information and know-how resulting from such work in accordance with such Party’s records maintenance policies and in accordance with applicable Laws. Such records shall fully and properly reflect all work done and results achieved in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes. Ambit shall have the right to review any such records of Genoptix at reasonable times and upon reasonable prior written request during the Term and for five years thereafter.

3.5 […***…] Third Party Licenses. […***…].

ARTICLE 4

COMMERCIALIZATION

4.1 Genoptix’s Option to Commercialize Companion Diagnostic.

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(a) Subject to Section 4.1(b), Genoptix shall have the first right, in its sole discretion, but shall have no obligation, to commercialize the Companion Diagnostic after PMA Approval. Genoptix shall notify Ambit in writing within five (5) business days of such PMA Approval whether or not Genoptix will commercialize the Companion Diagnostic. Failure to provide such notice during such 5-business day period shall constitute a material breach by Genoptix of this Agreement. If (i) the JCDC (or Ambit if the JCDC was disbanded) has approved or is deemed to have approved the commercialization of the Companion Diagnostic by Genoptix and (ii) such notice from Genoptix states that Genoptix will not commercialize the Companion Diagnostic, then Ambit shall have the right to require transfer of the Companion Diagnostic under the terms set forth in Article 5. Nothing in this Section 4.1(a) shall be interpreted as relieving Genoptix of the obligation set forth in Section 4.1(b) to commercialize the Companion Diagnostic under the circumstances described in such section. All references made in this Article 4 to commercialization of the Companion Diagnostic by Genoptix shall mean commercialization of the Companion Diagnostic by Genoptix or its Affiliates or licensees (excluding Ambit or any of its Affiliates or licensees).

(b) If (i) Genoptix receives PMA Approval for the Companion Diagnostic, (ii) the JCDC (or Ambit if the JCDC was disbanded) has approved or is deemed to have approved the commercialization of the Companion Diagnostic by Genoptix, and (iii) […***…] in accordance with Section 3.5, then Genoptix shall be obligated to commercialize the Companion Diagnostic for a period of […***…] following the later of (x) the date of such PMA Approval or (y) the date of NDA approval for AC220 (such period, the “Initial Commercialization Phase”); provided Genoptix shall be relieved of such obligation and the Initial Commercialization Phase shall immediately end in the event […***…], in which case Ambit shall have the right to require transfer of the Companion Diagnostic under the terms set forth in Article 5. In the event that the conditions described in the first sentence of this Section 4.1(b) were satisfied, the Initial Commercialization Phase has not terminated […***…] and Genoptix decides not to continue commercializing the Companion Diagnostic beyond the Initial Commercialization Phase, Genoptix shall promptly communicate such decision in writing to Ambit and, […***…], Genoptix shall continue to commercialize the Companion Diagnostic until the later of […***…] following the date of such notice or the end of the Initial Commercialization Phase, and Ambit shall have the right to require transfer of the Companion Diagnostic under the terms set forth in Article 5.

4.2 Commercialization Standard and Conduct. If Genoptix commercializes the Companion Diagnostic, Genoptix shall: (a) use Commercially Reasonable Efforts to commercialize the Companion Diagnostic, (b) be solely responsible for all such commercialization activities at its sole cost and expense, (c) comply with all applicable Laws with respect to such commercialization activities, and (d) keep Ambit reasonably informed regarding such commercialization activities.

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4.3 Product Recalls. If Genoptix commercializes the Companion Diagnostic and any Regulatory Authority (a) threatens or initiates any action to remove the Companion Diagnostic from the market or (b) requires Genoptix to distribute a “Dear Doctor” letter or its equivalent regarding use of such Companion Diagnostic, then Genoptix shall notify Ambit of such event within three (3) business days (or sooner if required by applicable Laws) after Genoptix becomes aware of such action, threat, or requirement (as applicable). Genoptix shall provide notice to and, to the extent possible but subject to applicable Laws, consult with Ambit prior to initiating a recall or withdrawal of the Companion Diagnostic. The Parties shall discuss and attempt to agree whether to recall or withdraw the Companion Diagnostic; provided, however, the final decision as to whether to recall or withdraw the Companion Diagnostic commercialized by Genoptix and the procedures therefor shall be made solely by Genoptix. Genoptix shall be responsible, at its sole expense, for conducting any recalls or taking such other necessary remedial action with respect to the Companion Diagnostic commercialized by Genoptix.

4.4 Non-FDA Approved Tests. For clarification, nothing in this Agreement will limit or restrict Genoptix or its Affiliates or licensees from developing and commercializing any test that uses the Assay, provided that: a) the test is not marketed by or on behalf of Genoptix or its Affiliates or licensees as an FDA-approved test to assist healthcare professionals in making treatment decisions for their AML patients based on the presence or absence of the ITD mutation in the FLT3 sequence of such patient, and b) all promotional materials and datasheets regarding such test shall include a prominent statement that such test is not an FDA-approved test. For the avoidance of doubt, Genoptix may perform any such test in the FDA-approved manner and may provide Third Parties with information relating to the manner in which such test is performed, including that such test is performed in the FDA-approved manner; provided, however, that Genoptix and its Affiliates and licensees will not market or otherwise claim that any such test is an FDA-approved test. Development and commercialization by Genoptix or its Affiliates or licensees of such a test in accordance with this Section 4.4 shall be without any obligation, including, without limitation, any payment obligation, to Ambit. Notwithstanding the foregoing, […***…].

ARTICLE 5

TECHNOLOGY TRANSFER

5.1 Ambit’s Right to Require Technology Transfer. Ambit shall have the right to require Genoptix, upon written notice from Ambit within sixty (60) days after the effective date of the applicable event set forth in Section 5.1(a), 5.1(b) or 5.1(c), as the case may be, to transfer the Companion Diagnostic to Ambit or a Designated Party in accordance with Section 5.2 if:

(a) Genoptix terminates this Agreement at any time prior to the PMA Approval for the Companion Diagnostic, provided that Ambit has satisfied all its payment obligations and is not otherwise in breach of any material term of this Agreement, which breach is not cured within thirty (30) days after Ambit’s receipt of written notice from Genoptix pursuant to Section 12.4;

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(b) Ambit terminates this Agreement at any time under (i) Section 12.2(b) or (ii) Section 12.4 for any uncured material breach by Genoptix of its obligations under Section 3.2, Section 4.1 or Section 4.2, provided that, if there is a good faith dispute about whether Ambit had the right to terminate this Agreement under Section 12.4 and either Party elects to resolve any such dispute under the provisions of Article 13, this provision shall not apply unless and until it is finally determined that Ambit had such right to terminate this Agreement; or

(c) Genoptix elects not to commercialize, or not to continue commercializing, the Companion Diagnostic after the PMA Approval has been obtained as provided in Section 4.1(a) or 4.1(b), as applicable.

5.2 Technology Transfer. If Ambit provides timely written notice of its election to cause Genoptix to transfer the Companion Diagnostic under Section 5.1 (the “Transfer Notice”), then subject to the Genoptix Retained Rights in Section 5.3, Genoptix shall promptly, at its own cost:

(a) transfer to Ambit or a Designated Party, within sixty (60) days of the effective date of the Transfer Notice, all documentation, technical information and other know-how within the Developed IP or the Genoptix Background IP that are necessary or reasonably useful for the continued development and commercialization of the Companion Diagnostic in the Field, including without limitation all validation data and analysis thereof and all regulatory materials with respect to the Companion Diagnostic (including the PMA Approval if the approval has been obtained, to the extent permitted by applicable Laws);

(b) provide technical support, following the above technology transfer, as reasonably requested by Ambit with respect to the transfer of Companion Diagnostic; provided that (i) Ambit shall pay Genoptix for the number of hours exceeding twenty (20) that were spent on such technical support, at the FTE rates set forth in the most recent budget for Companion Diagnostic Activities, and (ii) in no event shall Genoptix be obligated to spend more than fifty (50) hours in aggregate in connection with providing such technical support.

(c) […***…];

(d) return or transfer to Ambit all the patient samples and genotyping data generated by Genoptix or provided by Ambit pursuant to Section 3.3(b); and

(e) provide Ambit with a complete and accurate copy of each and every license in the Field granted by Genoptix to any Third Party under the Developed IP prior to receipt by Genoptix of the Transfer Notice (each, a “Developed IP License”) and, upon Ambit’s written request, assign to Ambit all of Genoptix’s rights and obligations under each Developed IP License identified in such written request.

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5.3 License.

(a) License to Developed IP. Subject to the terms and conditions of this Agreement and any license(s) granted by Genoptix to any Third Party under the Developed IP prior to receipt by Genoptix of the Transfer Notice and in accordance with Section 5.3(c), Genoptix hereby grants to Ambit a fully paid up, royalty free, exclusive, worldwide license, with the right to grant sublicenses through multiple tiers, under the Developed IP, to (i) make, have made, use, import, offer for sale and sell the Companion Diagnostic solely for the specific purpose of selecting patients for treatment with a FLT3 inhibitor and/or monitoring a patient’s response or clinical status to a FLT3 inhibitor (the “Field”) and (ii) make, have made, use and import the Assay solely for the specific purpose of obtaining PMA Approval, which license shall be effective only upon the Transfer Notice pursuant to Section 5.1. For clarity, Genoptix shall retain all rights under the Developed IP (1) to develop, make, have made, use, import, offer for sale and sell any test outside the Field and (2) to develop, make, have made, use, import, offer for sale and sell any test in the Field, provided that such test is a laboratory developed test that is marketed as contemplated by Section 4.4 in all cases (collectively, the “Genoptix Retained Rights”).

(b) License to Genoptix Background IP. Subject to the terms and conditions of this Agreement, Genoptix hereby grants to Ambit a non-exclusive, worldwide license, with the right to grant sublicenses through multiple tiers, under the Genoptix Background IP, to (i) make, have made, use, import, offer for sale and sell the Companion Diagnostic in the Field and (ii) make, have made, use and import the Assay solely for the specific purpose of obtaining PMA Approval, which license shall be effective only upon the Transfer Notice pursuant to Section 5.1. The foregoing license is fully paid up and royalty-free, except that Ambit shall be responsible for paying any amounts that are owed by Genoptix to any Third Party licensor of Genoptix Background IP as a result of the practice of the sublicense from Genoptix with respect to such Genoptix Background IP. Further, the license granted under this Section 5.3(b) with respect to any Genoptix Background IP licensed to Genoptix by any Third Party licensor shall be subject to all of the applicable terms of the license agreement between Genoptix and such Third Party licensor. Genoptix will disclose in writing to Ambit, within thirty (30) days of the Transfer Notice, with respect to each Third Party licensor of Genoptix Background IP, (i) the nature and scope of the Genoptix Background IP licensed to Genoptix by such Third Party licensor, and (ii) each and every amount that might be owed by Genoptix as a result of the practice of the sublicense from Genoptix with respect to such Genoptix Background IP, and (iii) the terms of the license agreement between Genoptix and such Third Party licensor to which the sublicense to Ambit shall be subject. Ambit may elect at anytime, upon written notice to Genoptix, to terminate its sublicense to any particular Genoptix Background IP and cease to have any payment obligations hereunder with respect to such Genoptix Background IP. “Genoptix Background IP” means any patents, patent applications and know-how owned by or licensed to (but only to the extent Genoptix has the right to further sublicense) Genoptix that are not Developed IP and that are necessary for or used by Genoptix for the development or commercialization of the Companion Diagnostic in the Field.

(c) Retained Rights. Except as expressly provided in this Section 5.3, Genoptix hereby expressly reserves the right to practice, and to grant licenses under, the Developed IP and the Genoptix Background IP, provided that (i) any such license granted under the Developed IP before the Transfer Notice with respect to a Companion Diagnostic in the Field shall be assignable by Genoptix to Ambit on request by Ambit pursuant to Section 5.2(e), (ii) Genoptix shall not grant any such license under the Developed IP after the Transfer Notice with respect to a Companion Diagnostic in the Field, and (iii) Genoptix shall not grant any license under the Genoptix Background IP with respect to a Companion Diagnostic in the Field that conflicts with the license granted to Ambit in Section 5.3(b). Ambit shall not, and shall not grant any license to or otherwise authorize any sublicensee to, practice any of the Developed IP or Genoptix Background IP except as expressly permitted in Section 5.3(a) and (b).

(d) Trademark Licenses. Genoptix hereby grants to Ambit (i) a fully paid up, royalty-free, exclusive, worldwide license, with the right to grant sublicenses through multiple tiers, under the Genoptix Marks, for use solely in connection with the Assay or Companion Diagnostic in the Field, which license shall be effective only upon the Transfer Notice, and (ii) a fully paid up, royalty-free, exclusive, worldwide license, with the right to grant sublicenses through multiple tiers, under the Genoptix Marks, for use solely in referencing the Assay or Companion Diagnostic in the Field in connection with the commercialization of AC220.

5.4 License to Genoptix. Subject to the terms and conditions of this Agreement, Ambit hereby grants to Genoptix, during the term of the Companion Diagnostic Activities, a non-exclusive, fully-paid up license, without the right to sublicense, under intellectual property rights owned by or licensed to (but only to the extent Ambit has the right to further sublicense) Ambit that are necessary for performance of the Companion Diagnostic Activities, solely for Genoptix to perform the Companion Diagnostic Activities. Ambit will work with Genoptix and Ambit’s strategic partner for AC220 with the goal of developing a mechanism for providing Genoptix with a license to use, solely in connection with Genoptix’s commercialization of the Companion Diagnostic pursuant to this Agreement, one or more of the trademarks used by Ambit or its strategic partner in connection with the commercialization of AC220.

ARTICLE 6

FINANCIALS

6.1 Companion Diagnostic Expenses.

(a) Budget. The Parties have agreed upon an initial Companion Diagnostic Activities budget of […***…] for the estimated period of […***…] beginning in January 2010; such budget is attached hereto as Exhibit A. The JCDC shall be responsible for approving any modifications to such budget or any future budget with respect to Companion Diagnostic Activities.

(b) Obligation. Ambit shall be responsible for all Companion Diagnostic Expenses. For clarity, Ambit is not responsible for any expenses incurred by Genoptix in the course of performing Companion Diagnostic Activities to the extent that they exceed the budget approved by the Parties or the JCDC in accordance with Section 6.1(a) or they are not Companion Diagnostic Expenses.

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(c) Advance Payment. Promptly following the Effective Date, Ambit shall make an advance payment of […***…] to Genoptix, which shall be held as a retainer against the final reimbursement payment of the Companion Diagnostic Expenses that Ambit is required to reimburse Genoptix for pursuant to Section 6.1(d).

(d) Reimbursement. Within […***…] of each calendar quarter for which reimbursement of Companion Diagnostic Expenses is due, Genoptix shall provide to Ambit an invoice that itemizes the actual Companion Diagnostic Expenses incurred by Genoptix during such calendar quarter. Notwithstanding the foregoing, Genoptix incurred approximately […***…] of Companion Diagnostic Expenses from […***…] and such Companion Diagnostic Expenses shall be included in an invoice to be provided by Genoptix to Ambit promptly after the Effective Date. Ambit shall pay Genoptix the amount set forth in each invoice, less any amounts that Ambit disputes in good faith and less, with respect to the final invoice, the advance payment of […***…] made by Ambit pursuant to Section 6.1(c), within thirty (30) days after receipt of such invoice. The Parties agree to use good faith efforts to resolve any disputes with respect to the reimbursement of Companion Diagnostic Expenses through the JCDC.

6.2 Repayment of Owed Expenses.

(a) Overview. Provided that (i) Ambit has reimbursed Genoptix for the total amount of the Companion Diagnostic Expenses incurred by Genoptix as approved by the JCDC, and (ii) the PMA for the Companion Diagnostic has been approved by the FDA, Genoptix shall pay Ambit […***…] through the royalty payments set forth in Section 6.2(b) and/or the BioPharm Services credits set forth in Section 6.2(c). For clarification, if (x) no royalty payments are due pursuant to Section 6.2(b) and (y) Genoptix and Ambit have not entered into any agreement for Genoptix to provide BioPharm Services pursuant to Section 6.2(c), Genoptix shall have no obligation […***…].

(b) Royalty Payments. Subject to the conditions set forth in Section 6.2(a), for each calendar year, Genoptix shall pay to Ambit a non-refundable, non-creditable royalty payment equal to the product of multiplying the total Net Sales during such calendar year by the applicable royalty rate set forth below:

Total Net Sales for Calendar Year	Royalty Rate
Less than or equal to $[…***…]	$[…***…]%
More than $[…***…] but not more than $[…***…]	$[…***…]%
More than $[…***…] but not more than $[…***…]	$[…***…]%
More than $[…***…]	$[…***…]%

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By way of example, if the total Net Sales during a calendar year is $[…***…], the applicable royalty rate for such calendar year shall be […***…]% and the royalty payment for such calendar year shall equal to$[…***…].

Notwithstanding the foregoing, […***…].

All royalties payable to Ambit pursuant to this Section 6.2 shall be paid in Dollars within […***…] of the applicable calendar year. Each payment of royalties due to Ambit shall be accompanied by a report showing the amount of gross sales of Companion Diagnostics during the applicable calendar year, a calculation of Net Sales, including details of the actual deductions from gross amount invoiced as provided for in the definition of Net Sales, the aggregate amount of […***…] incurred during such calendar year, and a calculation of the amount of royalty payment due for such calendar year.

(c) Credits Towards BioPharm Services. At Genoptix’s option, a portion of the Owed Expenses may be repaid in the form of credits toward BioPharm Services commissioned by Ambit, if so requested by Ambit. If Genoptix and Ambit enter into an agreement for Genoptix to provide BioPharm Services at any time after the PMA Approval, any amount of un-repaid Owed Expenses, which amount shall be specified in such agreement, may be applied as a credit toward the costs of such BioPharm Services, which services may include, but are not limited to, conducting genotype testing of clinical samples for genetic biomarkers (e.g., […***…],[…***…],[…***…], etc.), histology, pathology, and other assays or laboratory services to support clinical trials or other research and development activities at Ambit, provided however, that un-repaid Owed Expenses may not be used as a credit toward the costs of the work to support the development of the Companion Diagnostic and the work underway as of the Effective Date or planned as of the Effective Date to support testing of samples from the AC220-002 and AC220-003 Clinical Trials. The Parties agree to negotiate, at a later date and in good faith, the terms for BioPharm Services to be provided to Ambit, including the amount and timing of any credit that would apply to the provision of such BioPharm Services; […***…].

(d) Limit on Total Repayment. In the event that the cumulative annual royalty payments that are actually received by Ambit pursuant to Section 6.2(b), plus all credits towards BioPharm Services commissioned that are actually taken, equal […***…], then Genoptix shall not be required to make further payments to Ambit pursuant to this Section 6.2.

6.3 Taxes and Withholding. All payments due from one Party to another under this Agreement shall be made without any deduction or withholding for or on account of any tax

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unless such deduction or withholding is required by applicable Laws to be assessed against the receiving Party. If the paying Party is so required to deduct or withhold, the paying Party shall (a) promptly notify the receiving Party of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the receiving Party, (c) promptly forward to the receiving Party an official receipt (or certified copy) or other documentation reasonably acceptable to the receiving Party evidencing such payment to such authorities, and (d) otherwise reasonably cooperate with the receiving Party in connection with the receiving Party’s attempts to obtain favorable tax treatment and credit therefor (where appropriate) in accordance with applicable Laws.

6.4 Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at the prime rate published in the Wall Street Journal for such due date plus […***…] percentage points or the maximum rate allowable by applicable Laws, whichever is less.

6.5 Records and Audits. Genoptix shall maintain complete and accurate records in sufficient detail to permit Ambit to confirm the accuracy of the amount to be reimbursed with respect to Companion Diagnostic Expenses under Section 6.1, and the Net Sales and royalty payments due under Section 6.2(b). Upon reasonable prior notice, such records shall be open during regular business hours for a period of three (3) years from the creation of individual records for examination, and not more often than once each calendar year, by an independent certified public accountant selected by Ambit and reasonably acceptable to Genoptix for the sole purpose of verifying for Ambit the accuracy of the financial reports or payments made under this Agreement. Any such auditor shall not disclose Genoptix’s Confidential Information to Ambit, except to the extent such disclosure is necessary to verify the accuracy of the financial reports or payments made under this Agreement. Any amounts shown to be owed but unpaid, or overpaid and in need of refund, shall be paid or refunded (as the case may be) within thirty (30) days after the auditor’s report, plus interest (as set forth in Section 6.4) from the original due date. Ambit shall bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, Genoptix of more than […***…] of the amount that was to be paid to, or paid by, Genoptix, in which case Genoptix shall bear the cost of such audit.

6.6 Failure to Obtain PMA Approval. In the event the FDA does not approve the Companion Diagnostic based on the PMA submission made by Genoptix, neither Party shall be obligated to make any further payments to the other Party pursuant to this Agreement, except for payment rights to which have accrued prior to such event.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Ownership of Inventions. Inventorship of inventions conceived and reduced to practice in the course of performing the Companion Diagnostic Activities shall be determined in accordance with United States patent laws. Genoptix shall own all inventions, whether patentable or not, discoveries, technology and information of any type invented or generated

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solely by employees or agents of Genoptix, or jointly by one or more employees or agents of Ambit and one or more employees or agents of Genoptix, in either case in the course of performing the Companion Diagnostic Activities and all patent applications, patents, know-how and other intellectual property rights in or to any of the foregoing (such intellectual properties and all documentation with respect thereto, the “Developed IP”). Ambit will ensure that all of its employees and agents who perform the Companion Diagnostic Activities are contractually obligated to assign any Developed IP to Ambit. Ambit hereby assigns to Genoptix all of Ambit’s right, title and interest in and to all Developed IP. All licenses granted by Genoptix to Third Parties with respect to the Developed IP shall comply with Section 5.3(c).

7.2 Disclosure of Inventions. Each Party shall promptly disclose to the other all inventions conceived or reduced to practice in the course of performing the Companion Diagnostic Activities, including all invention disclosures or other similar documents submitted to such Party by its employees or agents describing such inventions. Such Party shall also respond promptly to reasonable requests from the other Party for more information relating to such inventions.

7.3 Prosecution of Patents. Except as set forth below, as between the Parties, Genoptix shall have the sole right, in its discretion, to prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain all patent applications or patents within the Developed IP and shall bear all costs associated therewith. Genoptix shall keep Ambit informed of progress with regard to the preparation, filing, prosecution and maintenance of patent applications and patents within the Developed IP. If Genoptix determines in its sole discretion to abandon, cease prosecution or not maintain any patent application or patent within the Developed IP, then Genoptix shall provide Ambit written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment (or other loss of rights) and shall provide Ambit with the opportunity to prepare, file, prosecute and maintain such patent application or patent. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts provided above in this Section 7.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

7.4 Enforcement of Patents. Each Party shall promptly notify the other Party of any actual, threatened or alleged infringement of the Developed IP of which it becomes aware. As between the Parties, Genoptix shall have the first right, but not the obligation, to take appropriate action to obtain a discontinuance of such infringement, provided however, if Genoptix has granted to Ambit the exclusive license to the Developed IP set forth in Section 5.3(a), then Ambit shall have the first right, but not the obligation, to take appropriate action to obtain a discontinuance of the infringement in the Field. The Party with the first right to enforce the Developed IP shall have a period of one hundred eighty (180) days after its receipt or delivery of the notice of infringement to elect to so enforce the Developed IP. In the event the Party with the first right to enforce does not so elect (or otherwise obtain a discontinuance of such infringement), it shall so notify the other Party in writing and the other Party shall have the right to take appropriate action to obtain a discontinuance of the infringement. Each Party shall provide the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. The enforcing Party shall be solely responsible for any costs and expenses incurred by such Party in such enforcement action and shall retain all recoveries obtained as a result of such enforcement action, provided however, if the enforcing Party is Genoptix and to the extent that Genoptix has not fulfilled any obligation it may have to repay the Owed Expenses under Section 6.2, any recovery retained by Genoptix shall be treated as Net Sales of the Companion Diagnostic by Genoptix subject to the terms of Section 6.2.

7.5 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Subject to Article 11, as applicable, Genoptix shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Genoptix’s activities at its own expense and by counsel of its own choice, and Ambit shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Ambit’s activities at its own expense and by counsel of its own choice. Subject to Article 11, as applicable, Neither Party shall have the right to settle any infringement action under this Section 7.5 in a manner that diminishes the rights or interests of the other Party under this Agreement without the written consent of such other Party, which shall not be unreasonably withheld; […***…].

7.6 Trademarks. If Genoptix elects to or is obligated to commercialize the Companion Diagnostic after PMA Approval has been obtained, Genoptix shall be responsible for the selection, registration, maintenance and defense of all trademarks for specific use in the commercialization of the Companion Diagnostic (the “Genoptix Marks”), as well as all expenses associated therewith. For clarification, Genoptix Marks shall exclude any trademark of Genoptix (a) that was in use by Genoptix prior to the Effective Date or (b) that is or has been used in connection with the commercialization of any Genoptix product other than the Companion Diagnostic. The Genoptix Marks are owned by Genoptix. All uses of the Genoptix Marks shall comply with all applicable Laws. Neither Party shall, without the other Party’s prior written consent, use any trademarks or house marks of the other Party (including the other Party’s corporate name), or marks confusingly similar thereto, in connection with the commercialization of the Companion Diagnostic or AC220, except as may be expressly authorized in this Agreement and except to the extent required to comply with applicable Laws.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Authority; Due Authorization. Each Party represents and warrants as of the Effective Date that (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (c) this Agreement has been duly executed and

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delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

8.2 No Inconsistent Obligations or Constraints. Each Party represents and warrants as of the Effective Date that the terms of this Agreement are not inconsistent with its other existing contractual arrangements and that it is not constrained by any existing agreement from providing complete disclosures to the other Party concerning work performed or information generated under this Agreement.

8.3 No Impairment; No Conflict. During the Term, each Party covenants that it will not enter into any agreement which would in any way materially impair its ability to perform its obligation under this Agreement.

8.4 No Pending Litigation. As of the Effective Date, each Party represents and warrants that: (a) it is not currently involved in any litigation, and is unaware of any pending litigation proceedings, relating to such Party’s role in the conduct of a clinical trial or clinical development for any Third Party; and (b) it has not received any warnings from the FDA or other Regulatory Authority relating to services it has provided to Third Parties during the conduct of a clinical trial or clinical development.

8.5 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.6 Limitation of Liability. EXCEPT FOR BREACH OF ARTICLE 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, OR ANY OTHER INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND NEITHER PARTY SHALL BE LIABLE FOR ANY DAMAGES EXCEEDING THE TOTAL AMOUNT PAID OR PAYABLE UNDER THIS AGREEMENT; provided, however, that this Section 8.6 shall not be construed to limit either Party’s indemnification obligations under Article 11.

ARTICLE 9

DEBARMENT

9.1 No Debarment. Each Party hereby certifies that it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a. In the event that a Party : (a) becomes debarred; or (b) receives notice of action or threat of action with respect to its debarment, during the Term, such Party agrees to notify the other Party in writing immediately.

9.2 No Services of Debarred Persons. Each Party hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership, institution or association which, to its knowledge, has been debarred under 21 U.S.C. §335a. In the event such Party becomes aware of the debarment or threatened debarment of any individual, corporation, partnership, institution or association providing services to such Party which directly or indirectly relate to such Party’s activities under this Agreement, such Party shall notify the other Party in writing immediately.

ARTICLE 10

CONFIDENTIALITY

10.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than to accomplish the purposes of this Agreement or any other written agreement between the Parties (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party except for that portion of such information or materials that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or

(e) is subsequently independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of Confidential Information.

10.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a) regulatory filings and other filings with governmental authorities, including regulatory filings with the FDA with respect to the Companion Diagnostic or AC220;

(b) prosecuting or defending litigation and/or arbitration arising out of this Agreement;

(c) complying with applicable Laws, including regulations promulgated by governmental agencies or national securities exchanges, court order, and administrative subpoena or order;

(d) disclosure to its Affiliates, employees or agents only on a need-to-know basis and solely in connection with the performance of this Agreement, provided that each disclosee must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10 prior to any such disclosure; or

(e) disclosure of the material terms of this Agreement and/or any results or reports made under this Agreement to any bona fide potential or actual investor, investment banker, acquirer, merger partner, licensee, sublicensee or other potential or actual financial or commercial partner; provided that each disclosee must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10 (except with a minimum duration of five (5) years) prior to any such disclosure.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 10.2(a), 10.2(b) or 10.2(c), it shall give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable actions to avoid disclosure of Confidential Information hereunder, including reasonable measures to ensure that no unauthorized disclosure is made by others to whom access to such information is granted. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of such other Party.

10.3 Publicity; Terms of Agreement.

(a) The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the disclosure provisions set forth in Section 10.2 and this Section 10.3.

(b) If either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld. A Party commenting on such a proposed press release shall provide its comments, if any, within five (5) business days after receiving the press release for review. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that have already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 10.3.

(c) The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission or other government authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party shall provide the other Party with a copy of the Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall incorporate the other Party’s reasonable comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.

10.4 Publications. Neither Party shall publicly present or publish any result of research or development regarding the Companion Diagnostic carried out under this Agreement (each such presentation or publication a “Publication”) without the opportunity for prior review by the other Party, except to the extent otherwise permitted under Section 10.2. The submitting Party shall provide the other Party the opportunity to review any proposed Publication at least […***…] prior to the earlier of its presentation or intended submission for publication. The submitting Party shall consider the comments of the other Party in good faith, and shall delete from the proposed Publication any Confidential Information of the other Party upon request. The submitting Party shall provide the other Party a copy of the Publication at the time of the submission or presentation.

10.5 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this Article 10. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1 Mutual Indemnification. Each Party agrees to indemnify, defend and hold harmless the other Party and its Affiliates, and their directors, officers, employees, agents, successors and assigns (collectively, the “Other Party Indemnitees”) from and against all liabilities, losses, damages and costs (including reasonable attorneys’ fees) (collectively, “Losses”) they may suffer as the result of Third Party claims, demands, actions, suits or judgments against them resulting from or arising out of: (a) the negligence, recklessness or willful misconduct on the part of the indemnifying Party; (b) the failure by the indemnifying Party to comply with applicable Laws in connection with the exercise of any of its rights or the performance of any of its obligations hereunder; and/or (c) any breach of this Agreement by the indemnifying Party. The foregoing indemnification obligation shall not apply to Losses to the extent resulting from or arising out of: (i) the negligence, recklessness or willful misconduct on the part of any of the Other Party Indemnitees; (ii) the failure by the other Party to comply with applicable Laws; (iii) any breach of this Agreement by the other Party; (iv) any action or omission of any Genoptix Indemnitee if such Losses are to be indemnified by Ambit pursuant to Section 11.2; and/or (v) any action or omission of any Ambit Indemnitee if such Losses are to be indemnified by Genoptix pursuant to Section 11.3.

11.2 Additional Indemnification by Ambit. Ambit agrees to indemnify, defend and hold harmless Genoptix and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Genoptix Indemnitees”) from and against all Losses they may suffer as the result of Third Party claims, demands, actions, suits or judgments against them resulting from or arising out of […***…].

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The foregoing indemnification obligation shall not apply to Losses to the extent resulting from or arising out of: (x) the negligence, recklessness or willful misconduct on the part of any of the Genoptix Indemnitees; (y) the failure of Genoptix to comply with applicable Laws […***…]; and/or (z) any breach of this Agreement by Genoptix. If PMA Approval is obtained and Genoptix (itself or through its Affiliates or licensees) elects to commercialize the Companion Diagnostic […***…].

11.3 Additional Indemnification by Genoptix. Genoptix agrees to indemnify, defend and hold harmless Ambit and its Affiliates, and their directors, officers, employees, agents, successors and assigns (collectively, the “Ambit Indemnitees”) from and against all Losses they may suffer as the result of Third Party claims, demands, actions, suits or judgments against them resulting from or arising out of […***…]. The foregoing indemnification obligation shall not apply to Losses to the extent resulting from or arising out of: (w) the negligence, recklessness or willful misconduct on the part of any of the Ambit Indemnitees; (x) the failure by Ambit to comply with applicable Laws […***…]; (y) any breach of this Agreement by Ambit; and/or (z) any action or omission of any Genoptix Indemnitee if such Losses are to be indemnified by Ambit pursuant to Section 11.2.

11.4 General Conditions of Indemnification. Each Party’s indemnification obligation set forth in Section 11.1, 11.2 or 11.3 is conditioned upon the Other Party Indemnitee, Genoptix Indemnitee or Ambit Indemnitee, as applicable (the “Indemnitee”):

(a) providing written notice to the indemnifying Party of any claim, demand, action or suit for which indemnity is being sought within thirty (30) days after the Indemnitee has knowledge of such claim, demand or action; provided, however, that an Indemnitee’s delay in providing such notice will not relieve the indemnifying Party of its indemnification obligations if the Indemnitee can demonstrate that the indemnifying Party was not prejudiced due to the delay;

(b) permitting the indemnifying Party to assume full responsibility and authority to investigate, prepare for and defend against any such claim, demand, action or suit with counsel reasonably satisfactory to the Indemnitee after the indemnifying Party notifies the

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Indemnitee in writing that it acknowledges its obligation to indemnify the Indemnitee pursuant to Section 11.1, 11.2 or 11.3 and, once the indemnifying Party gives such notice to the Indemnitee, the indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, except as provided in Section 11.4(c); provided, however, the Indemnitee will have the right to employ separate counsel and to control the defense of such claim, demand, action or suit at its own expense;

(c) once the indemnifying Party gives notice as provided in Section 11.4(b), assisting the indemnifying Party, at the indemnifying Party’s request and reasonable expense, in the investigation of, preparation for and defense of any such claim or demand; and

(d) not compromising or settling such claim, demand, action or suit without the indemnifying Party’s written consent; provided that, if the indemnifying Party has not given notice as provided in Section 11.4(b) and more than sixty (60) days have elapsed since the indemnifying Party’s receipt of the Indemnitee’s original notice pursuant to Section 11.4(a), the Indemnitee may settle such claim, demand, action or suit on such terms as it deems appropriate with the consent of the indemnifying Party (which consent shall not be unreasonably withheld), and the Indemnifying Party will be obligated to indemnify the Indemnitee for such settlement as provided in this Article 11.

If an indemnifying Party assumes the defense of a claim, demand, action or suit, no compromise or settlement of such claim, demand, action or suit may be effected by the indemnifying Party without the Indemnitee’s written consent (which consent will not be unreasonably withheld or delayed), unless: (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee; (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying Party; and (iii) the Indemnitee’s rights under this Agreement are not adversely affected.

11.5 Separate Defense of Claims. In the event that a Party that believes itself entitled to indemnification pursuant to Section 11.1, 11.2 or 11.3 provides timely notice pursuant to Section 11.4(a) but the Parties cannot agree as to the application of Section 11.1, 11.2 or 11.3 to any particular loss or claim, the Parties may conduct separate defenses of such claim, in which case such Party reserves the right to claim indemnity from the other in accordance with Section 11.1, 11.2 or 11.3, as applicable, upon resolution of the underlying claim, notwithstanding the provisions of Section 11.4(b), permitting the indemnifying Party to assume full and authority to investigate, prepare for and defend against such claim, demand, action or suit.

11.6 Insurance. During the Term and for a period of […***…] years thereafter, each Party shall secure and maintain in full force and effect insurance coverage for: (a) employer’s liability; (b) general liability; (c) contractual liability; (d) premises liability; and (e) professional indemnity in amounts appropriate to the conduct of such Party’s business. Each Party also agrees that it shall maintain adequate medical malpractice and other insurance to cover its obligations hereunder, as well as workers’ compensation insurance in the amount required by the laws of the jurisdiction in which such Party’s employees are located.

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ARTICLE 12

TERM AND TERMINATION

12.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 12, shall expire when the last payment obligation of either Party under this Agreement is fulfilled (the “Term”).

12.2 Termination by Ambit. Ambit shall have the right to terminate this Agreement:

(a) upon […***…] prior written notice to Genoptix for any reason, provided that Ambit shall, no later than the effective date of such termination, reimburse Genoptix for (i) all Companion Diagnostic Expenses actually incurred by Genoptix prior to Ambit’s termination notice and (ii) all non-refundable Third Party expenses already committed prior to Ambit’s termination notice as authorized by the approved budget for Companion Diagnostic Activities for the 90-day period following Ambit’s termination notice; or

(b) immediately upon written notice to Genoptix, if Genoptix or any individual, corporation, partnership, institution providing services to Genoptix which directly or indirectly relate to Companion Diagnostic Activities (i) becomes debarred under 21 U.S.C. §335a or (ii) receives notice of action or threat of action with respect to its debarment during the Term, provided that this Agreement shall terminate automatically without any further action or notice by either Party in the event that Genoptix becomes debarred.

12.3 Termination by Genoptix. Genoptix shall have the right to terminate this Agreement:

(a) upon […***…] prior written notice to Ambit if Genoptix, in its sole discretion, believes that a […***…] Genoptix or the Companion Diagnostic, and Genoptix shall have no obligation to continue any research, development or commercialization activities with respect to the Companion Diagnostic following such written notice to Ambit; or

(b) upon […***…] prior written notice to Ambit if the total outstanding disputed amount with respect to Companion Diagnostic Expenses at such time exceeds […***…] unless the total outstanding disputed amount is finally resolved and settled before the end of such […***…] period; or

(c) upon written notice in the event Ambit or any of its Affiliates or sublicensees of Developed IP or Genoptix Background IP contest, oppose or challenge, or assist any party in contesting, opposing or challenging, Genoptix’s ownership of, or the enforceability or validity of, any patent within the Developed IP or the Genoptix Background IP; provided, however, any such termination of this Agreement based solely on such action by a sublicensee shall not be effective if Ambit terminates the sublicense granted under Developed IP or Genoptix Background IP to any such sublicensee within ten (10) days of receipt of the written notice from Genoptix.

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12.4 Termination for Material Breach. Either Party may terminate this Agreement if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice from the non-breaching Party, specifying in detail the nature of the breach.

12.5 Effect of Termination; Survival. Expiration or termination of this Agreement shall not affect the rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Promptly following any expiration or termination of this Agreement, Genoptix shall return or transfer to Ambit all the patient samples and genotyping data generated by Genoptix or provided by Ambit pursuant to Section 3.3(b). Upon the termination of this Agreement by Genoptix at any time prior to the PMA Approval under the conditions set forth in Section 5.1(a) or by Ambit under the conditions set forth in Section 5.1(b), Ambit shall have the right under Section 5.1(a) or (b) to require Genoptix to transfer the Companion Diagnostic to Ambit or a Designated Party under the terms set forth in Article 5, or upon expiration of this Agreement under circumstances where Ambit has or may in the future have the right under Section 5.1(c) to require Genoptix to transfer the Companion Diagnostic to Ambit or a Designated Party under the terms set forth in Article 5, then Section 5.1 shall survive such termination or expiration until Ambit exercises such right and Section 5.2 shall survive such termination or expiration until completed, and Sections 5.3, 12.1 and 12.4 of this Agreement shall not terminate, but shall remain in full force and effect, until all payment and other obligations of Ambit with respect to any Genoptix Background IP licensed to Genoptix by any Third Party licensor and sublicensed to Ambit under Section 5.3 have been performed, at which time the Term of this Agreement shall expire as to Sections 12.1 and the licenses granted under Section 5.3 shall automatically become irrevocable and perpetual and Section 5.3 shall continue to survive, subject to Genoptix’s continued right to terminate such licenses under Section 12.4 if Ambit materially breaches the scope of any such license. Notwithstanding anything to the contrary, the following provisions shall survive the expiration or termination of this Agreement: Sections 3.4 (with respect to maintenance and review of records), 8.5, 8.6, 12.2(a) and 12.5 and Articles 6 (with respect to payments accrued, or Companion Diagnostic Expenses incurred, prior to termination or expiration of this Agreement, with respect to Net Sales made at any time and with respect to BioPharm Services performed at any time), 7 (except that Sections 7.3 and 7.4 shall only survive if, and for so long, the licenses granted under Section 5.3 continue in effect as provided in this Section 12.5), 10, 11, 13 and 14. If this Agreement has expired (but not been earlier terminated) and, prior to such expiration, licenses have been granted to Ambit under Section 5.3 and there are no payment or other obligations to any Third Party licensor of intellectual property included in the Genoptix Background IP with which Ambit must continue to comply, then the licenses granted under Section 5.3 shall automatically become irrevocable and perpetual upon such expiration of this Agreement and Section 5.3 shall survive such expiration of this Agreement, subject to Genoptix’s continued right to terminate such licenses under Section 12.4 if Ambit materially breaches the scope of any such license.

ARTICLE 13

DISPUTE RESOLUTION

13.1 Disputes. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement (other than disputes concerning matters within the scope of the JCDC’s authority, which disputes shall be resolved in accordance with Section 2.3), including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement (each, a “Dispute”), then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the chief executive officers of each Party. If the matter is not resolved within thirty (30) days following the written request for discussions, either Party may then invoke the provisions of Section 13.2. For the avoidance of doubt, any disputes, controversies or differences concerning matters within the scope of the JCDC’s authority shall be resolved solely in accordance with Section 2.3.

13.2 Arbitration. Any Dispute that is not resolved pursuant to Section 13.1, except for a Dispute under Section 13.3, shall be settled by binding arbitration as follows:

(a) The place of arbitration shall be San Diego, California.

(b) The arbitration shall be conducted by three (3) arbitrators with not less than fifteen (15) years of relevant experience in the subject matter of the dispute, one selected by each of the Parties and the third mutually agreed upon by the arbitrators selected by the Parties.

(c) The arbitration shall be made in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS then in effect.

(d) Judgment shall be made in writing and the award rendered by such arbitrators shall be binding on the Parties and may be entered by any court or forum having jurisdiction.

(e) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Further, either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of such Party pending the arbitration award.

(f) The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

(g) Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

(h) Except to the extent necessary to confirm an award or as may be required by applicable Laws, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

(i) In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

13.3 Patent and Trademark Dispute Resolution. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent or trademark rights relating to the Companion Diagnostic shall be submitted to a court of competent jurisdiction in the country where such patent or trademark rights were granted or arose.

13.4 Injunctive Relief. Nothing herein may prevent either Party from seeking preliminary injunction or temporary restraint order in order to prevent any Confidential Information from being disclosed without appropriate authorization under this Agreement.

13.5 Survivability. The obligations to arbitrate under this Agreement shall remain in effect and be enforceable after termination or expiration of this Agreement for any reason.

ARTICLE 14

MISCELLANEOUS

14.1 Entire Agreement; Amendment. This Agreement, together with all Exhibits attached hereto, constitutes the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements relating to its subject matter, provided however, that (a) the Non-Disclosure Agreement shall remain in full force and effect and shall continue to apply to all exchanges of confidential information that do not pertain to the subject matter of this Agreement, and (b) the MSA together with any task orders thereto shall remain in full force and effect, provided that to the extent the confidentiality and non-use obligations under this Agreement overlap with or are inconsistent with such obligations under the NDA or the MSA, the most stringent obligations shall apply. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties.

14.2 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

14.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Ambit:	Ambit Biosciences Corporation
4215 Sorrento Valley Blvd.
San Diego, CA 92121
Attention: General Counsel
Facsimile: 858-334-2198

With a copy to:	Cooley LLP
Five Palo Alto Square
3000 El Camino Rea
Palo Alto, CA 94306
Attention: […***…]
Facsimile: (650) 849-7400

If to Genoptix:	Genoptix, Inc.
1811 Aston Avenue
Carlsbad, CA 92008
Attention: General Counsel
Facsimile: 760-930-3781

With a copy to:	Genoptix, Inc.
1811 Aston Avenue
Carlsbad, CA 92008
Attention: Chief Financial Officer
Facsimile: 760-268-6245

14.4 No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

14.5 Assignment; Subcontract. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties hereto; provided, however, that neither Party shall transfer or assign this Agreement without the prior written consent of the other Party. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Notwithstanding the foregoing, each Party may assign this Agreement and its rights and obligations hereunder without such consent to an Affiliate, or to a Third Party in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of such a transaction with a Third Party, intellectual property rights of such Third Party shall not be included in the intellectual property rights licensed under this Agreement to the extent such

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intellectual property rights would not have been licensed under this Agreement in the absence of such transaction. Other than regulatory activities, Genoptix may not subcontract or otherwise delegate its obligations under this Agreement without Ambit’s prior written consent. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.5 shall be null, void and of no legal effect.

14.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.7 Compliance with Applicable Laws. Each Party shall comply with all applicable Laws in the course of performing its obligations or exercising its rights pursuant to this Agreement.

14.8 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.9 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

14.10 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

14.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction. Issues concerning the validity and construction of patents, trademarks, and other intellectual property rights shall be determined in accordance with the laws of the country or jurisdiction in which such patents, trademarks, or other intellectual property rights were granted or arose.

14.12 No Implied Licenses. Except as expressly provided in this Agreement, neither Party shall be deemed by estoppel or implication to have granted to the other Party any license or other rights with respect to any intellectual property of such Party.

14.13 Counterparts; Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or by electronic signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

AMBIT BIOSCIENCES CORPORATION		GENOPTIX, INC.

By:	/s/ Christoper J. Morl	By:	/s/ Tina S. Nova

Name:	Christoper J. Morl	Name:	Tina S. Nova, Ph.D.

Title:	Chief Business Officer	Title:	President and Chief Executive Officer

Signature Page to Collaboration Agreement

Exhibit A

Initial Companion Diagnostic Activities Budget

Full-Time Equivalents*	$[…***…]
Capital Depreciation	$[…***…]
[…***…]	$[…***…]
Travel and Supplies	$[…***…]
[…***…]	$[…***…]
[…***…]	[…***…]
Total	$[…***…]**

*	Sample FTE hourly rates:

Position	Hourly Rate
R&D (Ph.D. Level)	$[…***…]
BioPharma Manager (Regulatory)	$[…***…]
QA	$[…***…]
FDA Document & Compliance & Specialist (IT)	$[…***…]
FDA: System Admin (IT)	$[…***…]

[…***…]

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